AUTODESK, INC. (ADSK)
FIRST QUARTER FISCAL 2018 EARNINGS ANNOUNCEMENT
MAY 18, 2017
PREPARED REMARKS

Autodesk posts its prepared remarks and press release to its IR website to provide shareholders and analysts with additional detail to analyze results prior to its quarterly conference call. The call begins today, May 18, 2017 at 2:00 p.m. PT (5:00 p.m. ET) and will include only brief comments followed by Q&A.

To access the broadcast of the Q&A session, visit the IR section of our website at www.autodesk.com/investor. A reconciliation of GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Model Transition
Autodesk is undergoing a business model transition in which it has discontinued most new perpetual license sales in favor of subscriptions and flexible license arrangements. As part of this transition, Autodesk discontinued new maintenance agreement sales for most individual products at the end of the fourth quarter of fiscal 2016 and for suites at the end of the second quarter of fiscal 2017. During the transition, revenue, margins, EPS, deferred revenue and cash flow from operations will be impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. The company has introduced new metrics to help investors understand its financial performance during and after the transition, as shown below.

First Quarter Fiscal 2018 Overview (1)

	1Q 2018	QoQ Change	Management Comments
Subscription plan subscriptions (2)	1,320,000	233,000	Driven by growth in all subscription plan types, led by product subscriptions.
Maintenance plan subscriptions	1,971,000	(47,000)	Driven by the discontinuation of new maintenance agreement sales for most products.
Total subscriptions	3,291,000	186,000

(in millions)	1Q 2018	YoY %	YoY CC %		Management Comments
Subscription plan ARR	$692	103%	105%		Driven by growth in all subscription plan types, led by product subscription.
Maintenance plan ARR	$1,052	(7)%	(6	) %	Driven by the discontinuation of new maintenance agreement sales for most products.
Total ARR	$1,744	18%	20%

Deferred revenue	$1,802	18%	N/A		Driven by subscription plan billings over the past four quarters.
Revenue	$486	(5)%	(4)%		Driven by the business model transition.
GAAP spend	$605	(9)%	(9	) %	Driven by lower restructuring charges.
Non-GAAP spend	$525	(3)%	(2)%		Driven by lower professional fees and lower costs of revenue.
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) "Subscription plan" was formerly known as "new model."

Subscription Review*

(in thousands) (1)	1Q 2017	2Q 2017	3Q 2017	4Q 2017	1Q 2018
Subscription plan subscriptions (2)	567	692	859	1,087	1,320
Maintenance plan subscriptions	2,140	2,124	2,089	2,018	1,971
Total subscriptions	2,707	2,816	2,948	3,105	3,291
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(1) Prior periods have been adjusted to conform with the current presentation.
(2) For definitions, please view the Glossary of Terms later in this document.

Subscription plan subscriptions were 1.32 million, a net increase of 233,000 from the fourth quarter of last year. Growth in Subscription plan subscriptions was driven by growth in all subscription plan types, led by product subscription. Subscription plan subscriptions benefited from growth in enterprise flexible license subscriptions resulting from the strong growth in enterprise license transactions in the previous quarter, as well as a promotion aimed at converting legacy non-subscribers.

Maintenance plan subscriptions were 1.97 million, a net decrease of 47,000 from the fourth quarter of last year. Maintenance plan subscriptions decreased primarily as a result of the discontinuation of new maintenance agreement sales for most new products. The net decrease was expected and we expect to see ongoing declines in maintenance plan subscriptions going forward. The rate of decline will vary based on the number of subscriptions that come up for renewal, the renewal rate, and our ability to incentivize customers to switch over to enterprise business agreements (EBAs) or product subscriptions. The maintenance plan renewal rate was slightly better than recent trends.

Total subscriptions were 3.29 million, a net increase of 186,000 from the fourth quarter of fiscal 2017.

Revenue Review*

(in millions) (1)	1Q 2017	2Q 2017	3Q 2017	4Q 2017	1Q 2018
Subscription plan ARR	$340	$403	$448	$571	$692
Maintenance plan ARR	1,135	1,107	1,088	1,068	1,052
Total ARR	$1,476	$1,510	$1,536	$1,639	$1,744

Subscription revenue	$86	$102	$112	$143	$173
Maintenance revenue	284	278	273	268	264
License and other revenue	142	171	104	67	49
Total net revenue	$512	$551	$490	$479	$486

Recurring revenue	$369	$378	$384	$410	$436
Recurring revenue as a percentage of total revenue	72%	69%	78%	86%	90%
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(1) Totals may not agree with the sum of the components due to rounding.
* For definitions, please view the Glossary of Terms later in this document.

As a reminder, during the business model transition, revenue has been negatively impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. As part of the business model transition, Autodesk discontinued new perpetual license sales for most products as noted in the Business Model Transition section on page 1.

To provide more meaningful information as to the performance of different categories of product and services and improve transparency, we are now presenting our revenue across three categories: subscription revenue, maintenance revenue, and license and other revenue (all are defined below in the glossary of terms). In this new format, quarterly subscription revenue times four equals subscription ARR, and quarterly maintenance revenue times four equals maintenance ARR. This change impacts results in additional small legacy products in the ARR calculation. As a result, historical figures for ARR have been adjusted to conform with the current presentation.

Subscription plan ARR was $692 million and increased 103 percent compared to the first quarter last year as reported, and 105 percent on a constant currency basis. On a sequential basis, subscription plan ARR increased 21 percent as reported, and on a constant currency basis.  Both year-over-year and sequential growth in subscription plan ARR was primarily driven by growth in all subscription plan types, led by product subscription. MDF negatively impacted subscription plan ARR by 6 percentage points year-over-year.

Maintenance plan ARR was $1.05 billion and decreased 7 percent compared to the first quarter last year as reported, and 6 percent on a constant currency basis. The decrease in maintenance plan ARR was primarily related to the discontinuation of sales of new maintenance agreements. On a sequential basis, maintenance plan ARR decreased 2 percent as reported, and on a constant currency basis. Sequential decline in maintenance plan ARR was primarily driven by the discontinuation of sales of new maintenance agreements. MDF negatively impacted maintenance plan ARR by 2 percentage points year-over-year.

Total ARR for the first quarter increased 18 percent to $1.74 billion compared to the first quarter last year as reported, and 20 percent on a constant currency basis. On a sequential basis, total ARR increased 6 percent as reported, and on a constant currency basis. Both year-over-year and sequential growth in total ARR was driven by growth in subscription plan ARR, partially offset by a decrease in maintenance plan ARR. ARR growth was impacted by the allocation of existing marketing development funds (MDF). MDF is recorded as contra revenue and prior to the third quarter of fiscal 2017 was predominantly allocated against license revenue.  With the end of sale of perpetual licenses, MDF is now allocated against recurring revenue, negatively impacting year-over year total ARR growth by 2 percentage points.

Subscription revenue for the first quarter was $173 million, a 103 percent increase compared to the first quarter last year as reported, and 105 percent on a constant currency basis, primarily related to an increase in subscription revenue in all subscription plan types, led by product subscription.

Maintenance revenue for the first quarter was $264 million, a 7 percent decrease compared to the first quarter last year as reported, and 6 percent on a constant currency basis, primarily related to the discontinuation of new maintenance agreements for most new products.

License and other revenue for the first quarter was $49 million, a decrease of 66 percent compared to the first quarter last year as reported, and 65 percent on a constant currency basis, primarily related to the end of sale of perpetual licenses.

Total net revenue for the first quarter decreased 5 percent to $486 million compared to the first quarter last year as reported and 4 percent on a constant currency basis.

Recurring revenue was 90 percent of total revenue compared to 72 percent of total revenue in the first quarter last year.

Revenue by Geography

(in millions) (1)	1Q 2017	2Q 2017	3Q 2017	4Q 2017	1Q 2018
Americas	$218	$230	$213	$211	$210
EMEA	$203	$221	$191	$186	$190
Asia Pacific	$92	$100	$85	$82	$86

Emerging Economies	$55	$62	$57	$53	$51
Emerging as a percentage of Total Revenue	11%	11%	12%	11%	10%
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(1) Totals may not agree with the sum of the components due to rounding.

Revenue in the Americas was $210 million, a decrease of 3 percent compared to the first quarter last year as reported, and 4 percent on a constant currency basis.

Revenue in EMEA was $190 million, a decrease of 6 percent compared to the first quarter last year as reported, and 3 percent on a constant currency basis.

Revenue in APAC was $86 million, a decrease of 6 percent compared to the first quarter last year as reported, and on a constant currency basis.

Revenue from emerging economies was $51 million, a decrease of 8 percent compared to the first quarter last year as reported, and 7 percent on a constant currency basis. As a matter of reference, none of the individual BRIC countries currently represent more than 3 percent of total revenue.

Revenue by Product Family

(in millions) (1)	1Q 2017	2Q 2017	3Q 2017	4Q 2017	1Q 2018
Architecture, Engineering and Construction (AEC)	$219	$253	$212	$197	$205
Manufacturing	$158	$177	$147	$144	$142
AutoCAD and AutoCAD LT	$86	$73	$80	$88	$92
Media and Entertainment (M&E)	$35	$34	$34	$35	$37
Other	$14	$13	$16	$15	$11
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(1)	Due to rounding, the sum of the components may not agree to total revenue.

Revenue from our AEC product family was $205 million, a decrease of 7 percent compared to the first quarter last year.

Revenue from our Manufacturing product family was $142 million, a decrease of 10 percent compared to the first quarter last year.

Combined revenue from AutoCAD and AutoCAD LT was $92 million, an increase of 7 percent compared to the first quarter last year.

Revenue from our M&E product family was $37 million, an increase of 4 percent compared to the first quarter last year.

Foreign Currency Impact

(in millions)	1Q 2017	2Q 2017	3Q 2017	4Q 2017	1Q 2018
FX Impact on Total ARR	$(46)	$(54)	$(52)	$(33)	$(20)

FX Impact on Total Revenue	$(24)	$(22)	$(17)	$(11)	$(6)
FX Impact on Cost of Revenue and Operating Expenses	10	8	7	9	4
FX Impact on Operating Income	$(14)	$(14)	$(10)	$(2)	$(2)

The year-on-year foreign currency impact represents the U.S. Dollar impact of changes in foreign currency exchange rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the first quarter of last year, the impact of foreign currency exchange rates and hedging was $20 million unfavorable on total ARR. Compared to the fourth quarter of last year, the impact of foreign currency exchange rates and hedging was $3 million favorable on total ARR.

Compared to the first quarter of last year, the impact of foreign currency exchange rates, including the impact of our hedging program, was $6 million unfavorable on revenue and $4 million favorable on cost of revenue and operating expenses.

Balance Sheet Items and Cash Review

(in millions)	1Q 2017	2Q 2017	3Q 2017	4Q 2017	1Q 2018
Cash Flow from Operating Activities	$164	$(18)	$8	$16	$45
Capital Expenditures	$22	$20	$23	$11	$9
Depreciation, Amortization and Accretion	$37	$33	$34	$35	$28
Total Cash and Marketable Securities	$2,806	$2,571	$2,424	$2,206	$2,076
Days Sales Outstanding	46	51	48	86	43
Deferred Revenue	$1,524	$1,520	$1,533	$1,788	$1,802

Cash flow from operating activities during the first quarter was $45 million, a decrease of 73 percent compared to the first quarter last year. The year-over-year decrease is primarily related to a decrease in cash collections from billings in the previous quarter. During the business model transition, cash flow from operating activities has been and will be negatively impacted as new product offerings generally have a lower initial purchase price resulting in lower billings and cash flow.

Total cash and investments at the end of the first quarter was approximately $2.08 billion. Total debt at the end of the first quarter was $1.5 billion.

During the first quarter, Autodesk used $192 million to repurchase approximately 2.2 million shares of common stock at an average repurchase price of $85.48 per share. Through this stock repurchase program, Autodesk remains committed to managing dilution and reducing shares outstanding over time.

Days sales outstanding (DSO) was 43 days, a decrease of 3 days compared to the first quarter last year primarily related to a change in billings linearity.

Deferred revenue was $1.80 billion, an increase of 18% compared to the first quarter last year.  The increase is primarily related to the increase in subscription plan billings over the past four quarters driven by the business model transition.

Unbilled deferred revenue at the end of the first quarter was $27 million. We define unbilled deferred revenue as contractually stated or committed orders under multi-year billing plans for license, subscription, services and maintenance for which the associated revenue has not been recognized and the customer has not been invoiced. Unbilled deferred revenue is not included on our Consolidated Balance Sheet until invoiced to the customer.

Margins and EPS Review(1)

	1Q 2017 (2)	2Q 2017	3Q 2017	4Q 2017	1Q 2018
Gross Margin
Gross Margin - GAAP	82%	85%	83%	83%	84%
Gross Margin - Non-GAAP	85%	87%	86%	85%	86%

Operating Expenses (in millions)
Operating Expenses - GAAP	$569	$529	$528	$563	$527
Operating Expenses - Non-GAAP	$461	$454	$465	$489	$456

Total Spend (in millions)
Total Spend - GAAP	$662	$614	$610	$646	$605
Total Spend - Non-GAAP	$539	$525	$533	$560	$525

Operating Margin
Operating Margin - GAAP	(29)%	(11)%	(24)%	(35)%	(25)%
Operating Margin - Non-GAAP	(5)%	5%	(9)%	(17)%	(8)%

Earnings Per Share
Basic Net Loss Per Share - GAAP	$(0.75)	$(0.44)	$(0.64)	$(0.78)	$(0.59)
Basic Net (Loss) Income Per Share - Non-GAAP	$(0.10)	$0.05	$(0.18)	$(0.28)	$(0.16)

Diluted Net Loss Per Share - GAAP	$(0.75)	$(0.44)	$(0.64)	$(0.78)	$(0.59)
Diluted Net (Loss) Income Per Share - Non-GAAP	$(0.10)	$0.05	$(0.18)	$(0.28)	$(0.16)

Weighted Average Shares
GAAP and Non-GAAP Basic Net Income (Loss) Share Count	224.4	223.2	222.3	221.1	219.9

GAAP Diluted Net Income (Loss) Share Count	224.4	223.2	222.3	221.1	219.9
Non-GAAP Diluted Net Income (Loss) Share Count	224.4	227.4	222.3	221.1	219.9
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(1) A reconciliation of GAAP and non-GAAP results is provided in the tables following the company's earnings release.
(2) As Autodesk elected to early adopt ASU 2016-09 in the second quarter of fiscal 2017, we have revised the GAAP results for the first quarter of fiscal 2017 to reflect the impact of adoption as of the beginning of the fiscal year.

As noted in the Revenue Review section, we are now presenting our revenue across three categories: subscription revenue, maintenance revenue, and license and other revenue. Consistent with these revisions, we also revised our cost of revenue classification to show cost of subscription and maintenance revenue and amortization of developed technology separately.  Cost of license and other revenue will continue to be presented as separate line item.  Amortization of developed technology is now presented separately to be consistent with the presentation of the amortization of purchased intangibles within operating expenses.

GAAP gross margin in the first quarter was 84 percent, compared to 82 percent in the first quarter last year. Non-GAAP gross margin in the first quarter was 86 percent, compared to 85 percent in the first quarter last year. The year-over-year increase in both GAAP and non-GAAP gross margin is primarily related to decreased costs of revenue driven by a reduction in employee headcount and lower cloud-related costs.

GAAP operating expenses decreased 7 percent year-over-year primarily related to lower restructuring charges. Non-GAAP operating expenses decreased 1 percent year-over-year primarily driven by lower professional fees.

Total GAAP spend (cost of revenue plus operating expenses) was $605 million, a decrease of 9 percent compared to the first quarter last year. Total non-GAAP spend was $525 million, a decrease of 3 percent compared to the first quarter last year. The changes in GAAP total spend were primarily related to lower restructuring charges. The changes in non-GAAP total spend were primarily related to lower professional fees and lower costs of revenue.

GAAP operating margin was (25) percent compared to (29) percent in the first quarter last year. The changes in GAAP operating margin were primarily related to the decline in restructuring charges partially offset by the decline in license revenue.

Non-GAAP operating margin was (8) percent compared to (5) percent in the first quarter last year. The changes in non-GAAP operating margin were primarily related to the decline in license revenue partially offset by lower professional fees and costs of revenue noted above.

The first quarter GAAP effective tax rate was (7) percent. The first quarter non-GAAP effective tax rate was 26 percent. Note: At this stage of the business model transition, small shifts in geographic profitability significantly impact the GAAP effective tax rate.

GAAP diluted net loss per share for the first quarter was $(0.59) and non-GAAP diluted net loss per share for the first quarter was $(0.16).

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the second quarter and full year fiscal 2018 assumes, among other things, a continuation of the current economic environment and foreign currency exchange rate environment. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2018 is provided below or in the tables following these prepared remarks.

Second Quarter Fiscal 2018

Q2 FY18 Guidance Metrics	Q2 FY18 (ending July 31, 2017)
Revenue (in millions)	$488 - $500
EPS GAAP	($0.66) - ($0.60)
EPS non-GAAP (1)	($0.18) - ($0.14)
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(1) Non-GAAP earnings per diluted share excludes $0.28 related to stock-based compensation expense, between $0.15 and $0.13 related to GAAP-only tax charges, $0.04 for the amortization of acquisition-related intangibles, and $0.01 related to CEO transition costs.

Full Year Fiscal 2018

FY18 Guidance Metrics	FY18 (ending January 31, 2018)
Revenue (in millions) (1)	$2,000 - $2,050
GAAP spend growth (cost of revenue plus operating expenses)	Approx. (2%)
Non-GAAP spend growth (cost of revenue plus operating expenses) (2)	Approx. flat
EPS GAAP	($2.61) - ($2.35)
EPS non-GAAP (3)	($0.73) - ($0.56)
Net subscription additions	600,000 - 650,000
Total ARR	24% - 26%
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(1) Excluding the impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be $2.005 - 2.055 billion.
(2) Non-GAAP spend excludes $244 million related to stock-based compensation expense, $39 million for the amortization of acquisition-related intangibles, and $12 million related to CEO transition costs.
(3) Non-GAAP earnings per diluted share excludes $1.12 related to stock-based compensation expense, between $0.55 and $0.46 of GAAP-only tax charges, $0.18 for the amortization of acquisition-related intangibles, $0.06 related to CEO transition costs, and ($0.03) related to gains on strategic investments and dispositions.

The second quarter and full year fiscal 2018 outlook assume a projected annual effective tax rate of (13) percent and 26 percent for GAAP and non-GAAP results, respectively. Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the annual effective tax rate.

The majority of the euro, yen and Australian dollar denominated billings for our second quarter fiscal 2018 have been hedged. This hedging, along with deferred revenue locked-in through prior period billings hedges, will materially reduce the impact of currency fluctuations on our second quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated billings for the remainder of fiscal 2018 and the first quarter of fiscal 2019 have been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign currency exchange rate volatility, we provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•
We designate cash flow hedges for deferred and non-deferred billings separately, and reflect associated gains and losses on hedging contracts in our earnings when respective revenue is recognized in earnings.

•
On a monthly basis, to mitigate foreign currency exchange rate gains/losses, we hedge net monetary assets and liabilities recorded in non-functional currencies on the books of certain USD functional entities where these exposures are purposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies in our hedging program include the euro, yen, Swiss franc, British pound, Canadian dollar, and Australian dollar. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (see table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance plan ARR” captures ARR relating to traditional maintenance attached to perpetual licenses. "Subscription plan ARR" captures ARR relating to term-based product subscriptions, cloud service offerings, and flexible enterprise business arrangements. Refer to the definition of recurring revenue below for more details on what is included within ARR. Recurring revenue acquired with the acquisition of a business may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Annualized Revenue Per Subscription: Is calculated by dividing our annualized recurring revenue by total subscriptions.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Flexible Enterprise Business Agreements: Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

License and Other Revenue: Represents (1) perpetual license revenue and (2) other revenue. Perpetual license revenue includes software license revenue from the sale of perpetual licenses, and Creative Finishing. Other revenue includes revenue such as standalone consulting and training, and is recognized over time as the services are performed.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally between one and three years.
Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans and revenue from our subscription plan offerings. It excludes subscription revenue related to consumer product offerings, select Creative Finishing product offerings, education offerings, and third party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Subscription Revenue: Includes subscription fees from term-based product subscriptions, flexible enterprise business arrangements and all other services as part of a bundled subscription agreement accounted for as a single unit of accounting. (i.e. cloud services, maintenance, and consulting).

Total Subscriptions: Consists of subscriptions from our maintenance plans and subscription plan offerings that are active and paid as of the quarter end date. For certain cloud service offerings and flexible enterprise business agreements, subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Unbilled deferred revenue: Unbilled deferred revenue represents contractually stated or committed orders under multi-year billing plans for license, subscription, services and maintenance for which the associated revenue has not been recognized and the customer has not been invoiced. Unbilled deferred revenue is not included on our Consolidated Balance Sheet until invoiced to the customer.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements about the impacts of our business model transition, statements about the impact of foreign currency exchange hedges, and statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: failure to successfully manage transitions to new business models and markets, including: the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; any imposition of tariffs or trade barriers; the impact of non-cash charges on our financial results; failure to maintain our revenue growth and profitability; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our annual effective tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2017, which is on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2017 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share, and non-GAAP diluted shares used in per share calculation. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, CEO transition costs, restructuring (benefits) charges and other facility exit costs, amortization of developed technology, amortization of purchased intangibles, gain and loss on strategic investments and dispositions, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended April 30,
	2017	2016
	(Unaudited)

GAAP cost of maintenance and subscription revenue	$54.9	$46.6
Stock-based compensation expense	(2.8)	(2.0)
Non-GAAP cost of maintenance and subscription revenue	$52.1	$44.6

GAAP cost of license and other revenue	$18.6	$34.9
Stock-based compensation expense	(1.1)	(1.4)
Non-GAAP cost of license and other revenue	$17.5	$33.5

GAAP amortization of developed technology	$4.7	$10.9
Amortization of developed technology	(4.7)	(10.9)
Non-GAAP amortization of developed technology	$—	$—

GAAP gross profit	$407.5	$419.5
Stock-based compensation expense	3.9	3.4
Amortization of developed technology	4.7	10.9
Non-GAAP gross profit	$416.1	$433.8

GAAP marketing and sales	$255.7	$240.8
Stock-based compensation expense	(26.4)	(21.5)
Non-GAAP marketing and sales	$229.3	$219.3

GAAP research and development	$187.7	$193.5
Stock-based compensation expense	(21.2)	(18.9)
Non-GAAP research and development	$166.5	$174.6

GAAP general and administrative	$78.3	$74.7
Stock-based compensation expense	(7.5)	(7.8)
CEO transition costs (1)	(11.0)	—
Non-GAAP general and administrative	$59.8	$66.9

GAAP amortization of purchased intangibles	$5.7	$7.9
Amortization of purchased intangibles	(5.7)	(7.9)
Non-GAAP amortization of purchased intangibles	$—	$—

GAAP restructuring (benefits) charges and other facility exit costs, net	$(0.3)	$52.3
Restructuring (benefits) charges and other facility exit costs, net	0.3	(52.3)
Non-GAAP restructuring (benefits) charges and other facility exit costs, net	$—	$—

GAAP operating expenses	$527.1	$569.2
Stock-based compensation expense	(55.1)	(48.2)
Amortization of purchased intangibles	(5.7)	(7.9)
CEO transition costs (1)	(11.0)	—
Restructuring (benefits) charges and other facility exit costs, net	0.3	(52.3)
Non-GAAP operating expenses	$455.6	$460.8

GAAP Spend	$605.3	$661.6
Stock-based compensation expense	(59.0)	(51.6)
Amortization of developed technology	(4.7)	(10.9)
Amortization of purchased intangibles	(5.7)	(7.9)
CEO transition costs (1)	(11.0)	—
Restructuring (benefits) charges and other facility exit costs, net	0.3	(52.3)
Non-GAAP Spend	$525.2	$538.9

GAAP (loss) income from operations	$(119.6)	$(149.7)
Stock-based compensation expense	59.0	51.6
Amortization of developed technology	4.7	10.9
Amortization of purchased intangibles	5.7	7.9
CEO transition costs (1)	11.0	—
Restructuring (benefits) charges and other facility exit costs, net	(0.3)	52.3
Non-GAAP (loss) income from operations	$(39.5)	$(27.0)

GAAP interest and other expense, net	$(1.8)	$(3.6)
(Gain) loss on strategic investments and dispositions	(5.7)	(0.5)
Non-GAAP interest and other expense, net	$(7.5)	$(4.1)

GAAP provision for income taxes	$(8.2)	$(14.4)
Discrete GAAP tax items	(7.6)	(1.9)
Income tax effect of non-GAAP adjustments	28.0	24.4
Non-GAAP benefit (provision) for income tax	$12.2	$8.1

GAAP net loss	$(129.6)	$(167.7)
Stock-based compensation expense	59.0	51.6
Amortization of developed technology	4.7	10.9
Amortization of purchased intangibles	5.7	7.9

CEO transition costs (1)	11.0	—
Restructuring (benefits) charges and other facility exit costs, net	(0.3)	52.3
(Gain) loss on strategic investments and dispositions	(5.7)	(0.5)
Discrete GAAP tax items	(7.6)	(1.9)
Income tax effect of non-GAAP adjustments	28.0	24.4
Non-GAAP net (loss) income	$(34.8)	$(23.0)

GAAP diluted net loss per share (2)	$(0.59)	$(0.75)
Stock-based compensation expense	0.27	0.23
Amortization of developed technology	0.02	0.05
Amortization of purchased intangibles	0.03	0.04
CEO transition costs	0.04	—
Restructuring (benefits) charges and other facility exit costs, net	—	0.23
(Gain) loss on strategic investments and dispositions	(0.03)	—
Discrete GAAP tax items	(0.03)	(0.01)
Income tax effect of non-GAAP adjustments	0.13	0.11
Non-GAAP diluted net (loss) income per share (2)	$(0.16)	$(0.10)
____________________

(1)	CEO transition costs include stock-based compensation of $7.8 million related to the acceleration of eligible stock awards in conjunction with the Company's former CEO's transition agreement.

(2)	Net loss per share was computed independently for each of the periods presented; therefore the sum of the net loss per share amount for the quarters may not equal the total for the year.

	Q1 FY17	Q2 FY17	Q3 FY17	Q4 FY17	Q1 FY18
	(Unaudited)
GAAP gross margin	82%	85%	83%	83%	84%
Stock-based compensation expense	1%	—%	1%	1%	1%
Amortization of developed technology	2%	2%	2%	1%	1%
Non-GAAP gross margin	85%	87%	86%	85%	86%

Operating Expenses - GAAP	$569	$529	$528	$563	$527
Stock-based compensation expense	(48)	(51)	(53)	(56)	(55)
Amortization of purchased intangibles	(8)	(8)	(7)	(9)	(6)
CEO transition costs (1)	—	—	—	—	(11)
Restructuring charges and other facility exit costs, net	(52)	(16)	(3)	(9)	—
Operating Expenses - Non-GAAP (2)	$461	$454	$465	$489	$456

GAAP Spend	$662	$614	$610	$646	$605
Stock-based compensation expense	(52)	(54)	(57)	(59)	(59)
Amortization of developed technology	(11)	(11)	(10)	(8)	(5)
Amortization of purchased intangibles	(8)	(8)	(7)	(9)	(6)
CEO transition costs (1)	—	—	—	—	(11)
Restructuring charges and other facility exit costs, net	(52)	(16)	(3)	(9)	—
Non-GAAP Spend (2)	$539	$525	$533	$560	$525

GAAP operating margin	(29)%	(11)%	(24)%	(35)%	(25)%
Stock-based compensation expense	10%	10%	11%	12%	12%
Amortization of developed technology	2%	2%	2%	2%	1%
Amortization of purchased intangibles	2%	1%	1%	2%	1%
CEO transition costs	—%	—%	—%	—%	2%
Restructuring charges and other facility exit costs, net	10%	3%	1%	2%	—%
Non-GAAP operating margin (2)	(5)%	5%	(9)%	(17)%	(8)%

GAAP basic and diluted net loss per share	$(0.75)	$(0.44)	$(0.64)	$(0.78)	$(0.59)
Stock-based compensation expense	0.23	0.24	0.25	0.28	0.27
Amortization of developed technology	0.05	0.05	0.05	0.03	0.02
Amortization of purchased intangibles	0.04	0.03	0.03	0.04	0.03
CEO transition costs	—	—	—		0.04
Restructuring charges and other facility exit costs, net	0.23	0.07	0.01	0.04	—
Gain on strategic investments and dispositions	—	—	—	—	(0.03)
Discrete GAAP tax provision items	(0.01)	0.07	(0.03)	(0.04)	(0.03)
Income tax effect of non-GAAP adjustments	0.11	0.03	0.15	0.15	0.13
Non-GAAP basic and diluted net (loss) income per share	$(0.10)	$0.05	$(0.18)	$(0.28)	$(0.16)

GAAP diluted weighted average shares used in per share calculation	224.4	223.2	222.3	221.1	219.9
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	4.2	—	—	—
Non-GAAP diluted weighted average shares used in per share calculation	224.4	227.4	222.3	221.1	219.9
____________________

(1)	CEO transition costs include stock-based compensation of $7.8 million related to the acceleration of eligible stock awards in conjunction with the Company's former CEO's transition agreement.

(2)	Totals may not sum due to rounding.